Exhibit 10.1

December 16, 2013

Mr. Jerry Kieliszak
3461 Homestead Ave.
Wantagh, NY 11793

Re:  Separation From Employment

Dear Mr. Kieliszak:

This letter sets forth the agreement reached concerning the termination of your employment with ChyronHego Corporation, including its predecessor, subsidiary and affiliated corporations and affiliated partnerships ("the Company"), and their respective successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors and employees.

We have agreed that your termination from employment with the Company shall be effective December 31, 2013 ("the Termination Date"), and that said termination from employment is a "Severance Event" pursuant to the terms of the Severance Agreement and the Change in Control Agreement (defined below).

As of the Termination Date your Severance Agreement effective November 19, 2012 (the "Severance Agreement") shall be deemed terminated and of no further force and effect, except as specifically and expressly referenced herein.  In accordance with the terms of the Severance Agreement and the Change in Control Agreement dated November 19, 2012 ("the CIC Agreement"), and in exchange for the release and other terms set forth below, the Company will:

1.  continue to pay you your base salary in the annualized amount of $244,800 pursuant to the Company's regular payroll schedule for one (1) year through December 31, 2014 ("the Severance Period");

2.  within twenty (20) days of the Termination Date, pay you:

a. an amount equal to:  (a) $5,760.00, which amount is equal to twelve (12) times the maximum monthly life insurance premium payable for coverage based on your election pursuant to Section 1.5 of the CIC Agreement; (b) $840.00, which amount is equal to twelve (12) times the maximum monthly premium payable for long term disability coverage elected by you pursuant to Section 1.6 of the CIC Agreement; and (c) $23,954.76, which amount is equal to twelve (12) times the amount equal to monthly COBRA premium as of the Termination Date; so long as you elect COBRA coverage; in the event COBRA premiums are increased during the Severance Period, you will be compensated for the additional amount, grossed up for taxes;

b. an amount equal to $13,190.49, for the federal, state, local and FICA taxes, as applicable, payable by you with respect to the amounts received under Paragraph 2(a); and

c. an amount equal to $125.54 per hour for each hour of accrued but unused vacation as of the Termination Date.

3.  by March 15, 2014, (a) your accrued but unpaid second half of 2013 Incentive Bonus; and (b) a Severance Bonus in an amount equal to your accrued, but unpaid, second half of 2013 Incentive Bonus, annualized (the "the Bonus Payments"). The Bonus Payments will be paid to you in the form of cash or shares of Company common stock as determined by the Company; provided, however, that the cash payment will be reduced further by any payroll taxes required to be withheld with respect to your receipt of the Bonus Payments.

4.  provide you with indemnification of any 409A liability in connection with the payments hereunder in accordance with Section 1.8 of the CIC Agreement;

5.  provide you with reimbursement of any excise tax required to be paid due to the payments hereunder in accordance with Section 4 of the CIC Agreement;

6.  take such action as is necessary with respect to implementing the immediate vesting of performance based cash and equity awards pursuant to Section 1.1 of the CIC Agreement.  It is understood and agreed that all options are currently vested as a result of the Change in Control event occurring in May 2013; further, pursuant to Section 1.1 of the CIC Agreement, the period to exercise all Equity Awards outstanding on the Termination Date shall be the remaining term of each respective agreement underlying the Equity Award regardless of any shorter periods provided by the Plan as a result of the termination of your employment;

7.  The Indemnification Agreement dated March 1, 2002, the Indemnification Agreement (401(K) Plan) dated March 2, 2002, the Indemnification Agreement (Employees' Pension Plan) , and the Confidentiality Agreement dated March 2, 2002, will each continue in accordance with its terms;

8.  In exchange for the Company providing you with the above-referenced severance and other good and valuable consideration, you, on behalf of yourself and your heirs, administrators and assigns, hereby agree to waive all claims against the Company and release and discharge the Company and their respective successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors and employees from liability for any claims or damages that you may have against it and their respective successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors and employees (the "Releasees") as of the date this Agreement is signed by you, whether known or unknown to you including, but not limited to, any claims arising out of your employment relationship with the Company or with their respective successors, assigns, representatives, agents, shareholders, partners, beneficiaries, officers, directors and employees, or termination thereof, or violations of any federal, state or local fair employment practices law, including Title VII of the Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the New York State Human Rights Law, the New York City Human Rights Law, or any other federal, state or local employee relations statute, rule, executive order, law or ordinance, tort, express or implied contract, employment agreement (including the Severance Agreement and the CIC Agreement), public policy, or other obligations or any right under any company pension, welfare or stock plans, bonus plan, vacation or other benefits, or attorneys fees.  You understand that the consideration provided to you under the terms of this Agreement does not constitute an admission by the Company that it has violated any such law or legal obligation.  This waiver and release does not preclude you from enforcing any rights you may have with regard to the Incentive Compensation Plan, the Long Term Incentive Plan and Restricted Stock Unit Agreements, the extent of which rights are described in those documents, nor any claim arising out of this Agreement or its performance by the Company.

9.           You agree not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages, the Company, any of the other Releasees, or the services, reputation, financial status or business relationships of any of the foregoing.

You agree not to disclose the terms, contents or execution of this Agreement or the facts and circumstances underlying this Agreement, except in the following circumstances:

a.           You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

b.           You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised of the confidential nature of this Agreement; or (iii) to counsel and accounting professionals; and

c.           Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

You acknowledge that you are entering into this Agreement freely, knowingly, and voluntarily, and not as a result of coercion or duress or undue influence.  You further acknowledge that you have had up to twenty one (21) days to consider the terms of this Agreement, and are hereby advised in writing to discuss the terms of this Agreement with an attorney and/or other professional person unrelated to the Company prior to signing this Agreement. You have read and fully understand the terms set forth in this agreement.  You understand that you have seven (7) days from the date you sign this agreement to revoke the agreement by notifying the Company in writing.

This Agreement, together with the agreements expressly referred to herein, constitutes the entire Agreement between the Company and you, and supersedes and cancels all prior written and oral agreements between the Company and you.

This Agreement may not be changed or altered, except by a writing signed by an authorized officer of the Company and you. This Agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

Very truly yours,

/s/ Roger L. Ogden
Roger L. Ogden
Chairman of the Board

AGREED AND ACCEPTED:

By:	/s/ Jerry Kieliszak
Jerry Kieliszak

NY 243305149v5 25725891v.2